Exhibit 10.60
MEMBERSHIP INTEREST PURCHASE AGREEMENT
     This Membership Interest Purchase Agreement (the “Contract”), made as of this 29th day of December, 2011 (“Contract Date”) by and between: WESTERN DIAMOND LLC, a Nevada limited liability company, and WESTERN LAND COMPANY, LLC, a Kentucky limited liability company, (hereinafter “Sellers”) agree to sell, and ARMSTRONG RESOURCE PARTNERS, L.P., a Delaware limited partnership (“Buyer”), agrees to buy all of Seller’s right, title and membership interest in Armstrong Conveyance I, LLC (“AC”), a Delaware limited liability company, representing 100% of the membership interests of AC (the “Membership Interests”), upon the terms and conditions set forth herein.
     1. Conveyance of Partial Undivided Interest in Property. Upon payment of $20,000,000 by Buyer to Sellers (the “Purchase Price”), Sellers hereby jointly agree to indirectly convey to Buyer an undivided interest in the Property (as such term is hereafter defined) as described below. Sellers shall convey to AC a partial undivided interest in that certain real property and coal reserves described in the Exhibit A attached hereto and made a part hereof (the “Property”), subject to the exclusions and exceptions set forth thereon, equal to a fraction, the numerator of which shall be equal to Twenty Million Dollars ($20,000,000), and the denominator of which is a dollar amount the Parties agree represents the aggregate fair market value of the Property (the “Purchased Interest”).
     2. Title. Sellers shall convey to AC title to the Property by Corporation Special Warranty Deed; subject, however, to those (if any) rights-of-way, easements, leases, deed and plat restrictions, partitions, severances, encumbrances, licenses, reservations and exceptions which are of record on this Contract Date, and to all rights of persons in possession and to physical conditions, encroachments and possessory rights which would be evident from an inspection of the Property. Sellers shall have no obligation to furnish Buyer any evidence of its title to the Property. Buyer agrees that they will have their attorney conduct whatever examination of title to the Property or purchase title insurance as Buyer deems necessary. The cost of such title insurance or attorney’s opinion shall be at Buyer’s expense.
     3. Closing. This Contract shall be fulfilled, the sale closed and possession of the property given, on or before ninety (90) days after Buyer and/or its parent companies or affiliates has delivered the Purchase Price to Sellers (the “Closing” or “Closing Date”), or at such date as the Parties shall mutually agree. The Closing shall not occur unless and until the representations and warranties of the Parties are hue and correct in all material respects as of the Closing Date.
     The Closing shall be implemented as follows: (a) the Sellers will convey the Purchased Interest to AC and (b) the Sellers will assign the Membership Interest directly to Elk Creek Operating LP (it being acknowledged and agreed that such direct assignment to Elk Creek Operating, LP is merely for convenience and shall be treated as (i) an assignment of the Membership Interest by the Armstrong Entities to Elk Creek, (ii) a deemed contribution of the Membership Interest by Elk Creek, 99.99% to Elk Creek Operating, LP, and 0.01% to Elk Creek Operating GP, LLC and (iii) a deemed contribution of 0.01% of the Membership Interest by Elk Creek Operating GP, LLC to Elk Creek Operating, LP). The assignment and deemed contribution described in subsection (b) above shall be deemed to occur immediately following the effectiveness of the conveyances described in subsection (a) above.
     Upon closing this Contract each party shall have been deemed to have waived any and all defects of performance hereunder by the other patty, other than the payment of good funds, but including defects of title.
     4. Representations of the Sellers. Each of the Sellers represents and warrants to Buyer as to itself, as of the date hereof and the Closing Date, as follows:
(a)	The entity is an entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)	The entity has all power and authority to enter into the Agreement and any ancillary documents contemplated herein, and the Agreement and the transactions contemplated herein have been approved by all requisite action by its directors, members or managers, as applicable.

(c)	The Agreement constitutes a legal, valid and binding obligation of the entity, enforceable against the entity in accordance with its terms.

(d)	Neither the execution, the delivery or performance of the Agreement conflicts with any applicable law, any organizational document, or any agreement, judgment, license, order or permit applicable to or binding upon the entity or any of its properties, except for any consents required to be obtained by the Sellers.

(e)	No consent, approval, order, or authorization of, or declaration, filing, or registration with, any governmental entity is required to be obtained or made by the entity in connection with the execution, delivery, or performance by the entity of the Agreement and, the consummation by it of the transactions contemplated hereby.

(f)	The Membership Interest constitutes 100% of the authorized and outstanding membership interests of AC. There are no outstanding options, warrants, rights, agreements, contracts, calls, commitments, written demands of any character or requirements of any applicable laws which might obligate AC to issue any membership interests of AC. There are no pre-emptive rights (statutory or otherwise) with respect to any of the outstanding membership interests of AC. There are no contracts or agreements with respect to the voting or transfer of the Membership Interest. AC is not obligated to redeem or otherwise acquire any of its outstanding Membership Interest. All dividends and other distributions declared prior to the date hereof with respect to the issued and outstanding membership interests of AC have been paid or distributed.

(g)	Each of the Sellers has good and valid title to the Membership Interest owned by it, free and clear of all liens, claims or encumbrances. At the Closing, each of Sellers will transfer to Buyer good and valid title to the Membership Interest free and clear of all liens, claims or encumbrances.

5.	Representations of Buyer. Buyer hereby represents to the Sellers as follows:

(a)	Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)	Buyer has all power and authority to enter into the Agreement and any ancillary documents contemplated herein, and the Agreement and the transactions contemplated herein have been approved by all requisite action by its general partner.

(c)	The Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against the entity in accordance with its terms.

(d)	Neither the execution, the delivery or performance of the Agreement conflicts with any applicable law, any organizational document, or any agreement, judgment, license, order or permit applicable to or binding upon Buyer or any of its properties.

(e)	No consent, approval, order, or authorization of, or declaration, filing, or registration with, any governmental entity is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of the Agreement and, the consummation by it of the transactions contemplated hereby.
     6. Closing Costs. Sellers and Buyer shall pay prorata the real estate taxes on the Property due and payable for the tax year in which the Closing occurs. Buyer shall pay all subsequent installments of real estate taxes, any special assessments, title examination expenses of Buyer’s counsel, any surveying expenses and deed recording fees.
     7. Risk of Loss or Damage. Sellers will, at Sellers’ expense, maintain such policies of insurance on the Property and improvements thereon as are currently in force until the Closing Date. The risk of loss or damage to the Property or to any or all improvements thereon between the Contract Date and Closing Date shall be on Sellers. The occurrence of any loss or damage, whether substantial or insubstantial, shall not avoid, terminate, or impair this Contract, nor entitle Buyer to any reduction in the Price.
     8. Condition of Property.
(a)	The Property is sold “as is.” Sellers make no warranty that the above- referenced land is either safe or suitable for the purposes for which it is intended to be used,

or for any other purpose or use. The land may be unsuitable for reasons including but not limited to rough, unnatural and unstable surfaces, inadequate subjacent or lateral support, circumstances relating to the environmental quality of the land, or other conditions arising out of the prior use of the land.

(b)	Sellers agree to permit Buyer, its employees, servants, representatives or contractors to enter upon the Property at a reasonable time and in a reasonable manner for the purpose of performing such tests, borings, surveys, studies, sampling, inspections as the Buyer deems necessary; provided, however, such acts do not unreasonably interfere with the Sellers’ current use of the land or ongoing operations on the property.

(c)	Buyer agrees to defend, indemnify and hold Sellers harmless from and against all claims, liabilities, law suits, losses, damages, and expenses, including attorney’s fees, arising either directly or indirectly, out of actions, or omissions, taken by Buyer, their employees, servants, representatives or contractors, pursuant to this agreement. The provisions of this paragraph shall survive the expiration, termination or cancellation of the agreement and shall apply to any action taken by any government agency after the Closing Date.
     9. Ancillary Provisions of this Contract. This Contract and the attached Exhibit A constitute the entire agreement between the Parties, supersede all representations, notices, advertisements, bids, agreements, memoranda and correspondence between, by or for the Parties relating to the Property, and shall be construed in accordance with the laws of the Commonwealth of Kentucky. No amendment or modification of this Contract shall be binding unless made in writing. Waiver by either party or performance by the other party of any of the provisions of this Contract shall not be construed as a waiver of any further right to insist upon full performance of the terms of this Contract. No adjustment in the Purchase Price shall later be made for any variances in acreage from that set forth in the deeds described on Exhibit A; and the Purchase Price shall be construed as a lump sum amount paid for the Property as described in Exhibit A. Each patty shall be entitled to insist strictly upon the timeliness of performance by the other Patty of the other Party’s obligations.
     Each Party hereby indemnifies and holds harmless the other Party from all claims for commissions, fees, expenses and liability of any broker, agent or finder, or person claiming to such, by or through such indemnifying Party.
     Neither Patty shall record this Contract. Neither Party shall assign this Contract, or any of rights hereunder, without the prior written consent of the other Patty, except to their affiliates, subsidiaries or parent companies. Any such assignment or attempted or purported assignment shall be void as to the other Party and, moreover, shall constitute a material breach of this Contract.
     If Sellers breach this Contract, Buyer’s remedy shall be limited to enforcing specifically this Contract. If Buyer breaches this Contract, Sellers may recover Seller’s damages.

     If the parties do not execute this Contract contemporaneously, then the party first executing and delivering this Contract to the other shall be deemed to have made an offer to enter into this Contract which shall be irrevocable for a period of ninety (90) days following the date of such execution. This offer may be accepted by the other party by executing this Contract and delivering an executed copy to the first patty.
     IN WITNESS WHEREOF, the Parties have executed this Contract as of the date first above written, by their own hand and deed, and/or by their duly authorized representatives, each of which represents, by signing this Contract, personally represents and guarantees his authority to sign for the party indicated.

Western Diamond LLC	Armstrong Resource Partners, L.P.

By: Elk Creek GP, LLC, its general partner

By: Martin D. Wilson, Manager

By: Martin D. Wilson, President

Western Land Company, LLC

By: Martin D. Wilson, Manager

EXHIBIT A
     The Property shall mean all of the coal reserves and real property described in, and conveyed, demised or otherwise granted in or under the following deeds and instruments, to Western Land Company, LLC and/or Western Diamond LLC, subject to all rights-of-way, easements, leases, deed and plat restrictions, partitions, severances, encumbrances, licenses, reservations, conveyances and exceptions of record, and to all rights of persons in possession, and to physical conditions, encroachments and possessory rights which would be evident from an inspection of the property at such time, and further excluding any portion of the mineral reserves, mining rights, surface property or other real property associated with Armstrong’s Parkway Mine.:
     (i) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 369, in the Office of the Ohio County Clerk;
     (ii) The Partial Assignment of Coal Mining Lease from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC dated September 19,2006, of record in Deed Book 363, page 428, in the Office of the Ohio County Clerk;
     (iii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated September 19, 2006, of record in Deed Book 363, page 414, in the Office of the Ohio County Clerk;
     (iv) The Corporation Special Warranty Deed from Beaver Dam Coal Company to Western Diamond LLC, dated September 19,2006, of record in Deed Book 363, page 393, in the Office of the Ohio County Clerk;
     (v) The Corporation Special Warranty Deed from Beaver Dam Coal Company to Western Diamond LLC, dated September 19,2006, of record in Deed Book 363, page 403, in the Office of the Ohio County Clerk;
     (vi) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 284, in the Office of the Muhlenberg County Clerk, and the Deed of Confirmation between Central States Coal Reserves of Kentucky, LLC, Western Diamond LLC and Armstrong Coal Reserves, Inc., dated September 30, 2007, of record in Deed Book 531, page 205, in the Office of the Muhlenberg County Clerk;
     (vii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 368, page 17, in the Office of the Ohio County Clerk, and the Deed of Correction between Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, LLC and Western Diamond LLC, of record in Deed Book 369, page 759, in the Office of the Ohio County Clerk;

     (viii) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 320, in the Office of the Muhlenberg County Clerk;
     (ix) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Diamond LLC, dated May 31, 2007, of record in Deed Book 528, page 330, in the Office of the Muhlenberg County Clerk.
     (x) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated December 12,2006, of record in Deed Book 524, page 505, in the Office of the Muhlenberg County Clerk;
     (xi) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Land Company, LLC, dated December 12, 2006, of record in Deed Book 365, page 36, in the Office of the Ohio County Clerk;
     (xii) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20, 2006, of record in Deed Book 524, page 523, in the Office of the Muhlenberg County Clerk, as amended and restated in Deed Book 527, page 186, in the Office of the Muhlenberg County Clerk;
     (xiii) The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20,2006, of record in Deed Book 365, page 57, in the Office of the Muhlenberg County Clerk;
     (xiv) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, Ohio County Coal Company, LLC and Grand Eagle Mining, Inc. to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 367, page 1, in the Office of the Ohio County Clerk;
     (xv) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 527, page 118, in the Office of the Muhlenberg County Clerk, as corrected by Deed of Correction dated September 30, 2007, of record in Deed Book 531, page 213, in the Office of the Muhlenberg County Clerk; and
     (xvi) The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 527, page 161, in the Office of the Muhlenberg County Clerk.